December 7, 2016

VIA Email:

EliteSoft Global, Inc.

Board of Directors

c/o Eugene Wong

Chairman of the Board

Chief Executive Officer

18582 N.W. Holly Street, Unit 202

Beaverton, Oregon 97006-7014

Re:    Legal Opinion and Consent letter

Registration Statement on Form S-1

Dear Board of Directors:

We have acted as counsel to EliteSoft Global, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”). The Company is seeking the registration of 12,000,000 shares of its common stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are titled to “Selling Shareholders” defined under the Registration Statement. Following the effectiveness of the Registration Statement, the Company intends to commence the offering of the Shares in the manner set forth in the Registration Statement.

In the preparation of this opinion, we have relied solely on (i) various facts and factual assumptions as set forth in the Registration Statement; and (ii) certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Management Certificate”). For purposes hereof, items (i) and (ii) are referred to collectively herein as the “Opinion Materials.” In addition to reviewing the Opinion Materials, in connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents: (a) the Registration Statement, (b) the Articles of Incorporation of the Company dated June 23, 2014 authorizing 100,000,000 shares of common stock with a par value of $0.0001, and 5,000,000 shares of preferred stock with a par value of $0.0001, and as subsequently amended, (c) the Bylaws of the Company, and (d) such other documents deemed by us to be relevant to this opinion letter as may have been presented to us by the Company from time to time.

We have assumed, with your consent, that the representations set forth in the Management Certificate are true, accurate, and complete as of the date hereof. While we are not aware of any facts inconsistent with the representations set forth in the Management Certificate, we have not made an independent investigation or audit of the facts set forth in any of the Opinion Materials (or other aspects of the Registration Statement unless set forth herein). In addition, we have examined no documents other than the Opinion Materials for purposes of this opinion and, therefore, our opinion is limited to matters determined through such an examination.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. Based solely on our review of the Opinion Materials, we are of the opinion that:

(a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, including statutory provisions, and all applicable provisions of the Delaware General Corporations Law (the “DGCL”), and reported judicial decisions interpreting those laws;

(b) The Company has taken all requisite corporate action and all other action recognized as being consistent with standards of proper corporate governance required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(c) The 12,000,000 shares of common stock being offered in the Registration Statement are duly authorized, unencumbered and not subject to any actual or threatened litigation, and not subject to any defaults or failures by the Company in filing annual reports with the State of Delaware;

(d) The rights, duties and obligations related to the 12,000,000 shares of common stock being offered in the Registration Statement are governed by the Articles of Incorporation and Bylaws of the Company, and where necessary, the DGCL;

(f) The questionnaire completed and signed by the Chief Executive Officer and Chief Financial Officer is accurate.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation, and has full corporate power as described in the Registration Statement.

          The authorized capital stock of the Company consists of 100,000,000 shares of common stock, as defined in the Articles of Incorporation, with a par value of $0.0001 per share, of which there are currently 12,000,000 shares issued and outstanding. The Company has not issued shares of preferred stock. The Company has taken proper corporate action to authorize such authorized capital stock and all the outstanding shares of such capital stock (including those shares being registered under the Registration Statement), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The current shareholder of the Company has no preemptive rights with respect to the Common Stock.

This correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Board of Directors is hereby authorized to attach it as the Firm’s opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of the attorney-client privilege as to unrelated or future matters.

I consent to the prospectus discussion of any and all legal opinions disclosed in the Registration Statement. This opinion is being furnished to the Company solely in connection with the Company's filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit thereto. In giving such consent, we do not hereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

          Please feel free to contact me with any questions.

Very truly yours,
PAESANO AKKASHIAN APKARIAN, PC

Anthony R. Paesano

Anthony R. Paesano

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